Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
UCBH Holdings, Inc.:
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-79703, 333-61178, 333-84406, 333-118428, 333-119518, and 333-143774; Form S-3 Nos. 333-97057, 333-156142 and 333-143176) of UCBH Holdings, Inc. of our reports dated March 16, 2009, with respect to the consolidated balance sheet of UCBH Holdings, Inc. and subsidiaries (the Company) as of December 31, 2008, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of UCBH Holdings, Inc.
Our report dated March 16, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that as of December 31, 2008, management has identified a material weakness in internal control related to the Company’s policies and procedures for monitoring of and responding to certain financial reporting risks. Specifically, the Company’s policies and procedures did not provide for timely evaluation of and revision to management’s approach for assessing credit risk inherent in the Company’s loan portfolio to reflect changes in the economic environment. This material weakness resulted in a material misstatement of the Company’s loan loss allowance and provision for loan losses as of and for the year ended December 31, 2008 that has been corrected prior to issuance of the Company’s 2008 consolidated financial statements.
/s/ KPMG LLP
San Francisco, California
March 16, 2009